Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 140 to the Registration Statement on Form N-1A of our report dated June 17, 2015, relating to the financial statements and financial highlights which appears in the April 30, 2015 Annual Report to Shareholders of Fidelity Commonwealth Trust: Fidelity Event Driven Opportunities Fund and of our report dated June 17, 2015, relating to the financial statements and financial highlights which appears in the April 30, 2015 Annual Report to Shareholders of Fidelity Commonwealth Trust: Fidelity Advisor Event Driven Opportunities Fund which is also incorporated by reference into the Registration Statement.

We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers PricewaterhouseCoopers Boston, Massachusetts June 23, 2015